Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Dover, Delaware, April 26, 2018	Timothy R. Horne – Sr. Vice President - Finance (302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2018

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the three months ended March 31, 2018.

The Company historically reports a loss in the first quarter due to the seasonality of our motorsports business. No major events were promoted during the first quarter of 2018 or 2017; therefore, our revenues were minimal.

Operating and marketing expenses of $1,151,000 in the first quarter of 2018 increased from $1,054,000 in the first quarter of 2017 primarily due to the timing of advertising costs.

General and administrative expenses of $1,955,000 in the first quarter of 2018 decreased slightly from $2,020,000 in the first quarter of 2017 primarily from lower employee costs.

Depreciation expense increased to $878,000 in the first quarter of 2018 from $821,000 in the first quarter of 2017. The increase is due to assets placed in service during the past 12 months.

Costs to remove long-lived assets of $286,000 represent costs incurred during the first quarter of 2017 to remove the remaining grandstands, seats and structures that were taken out of service and written off in 2015.

As previously reported, we closed on the sale of a parcel of land in Nashville for net proceeds of approximately $5 million after closing costs, resulting in a gain of $2,512,000.

Net interest expense was $40,000 in the first quarter of 2018 compared to $48,000 in the first quarter of 2017.

Loss before income taxes was $1,349,000 for the first quarter of 2018 compared to $4,108,000 for the first quarter of 2017. The results for 2018 include the gain on sale of land and the results for 2017 include costs to remove long-lived assets. On an adjusted basis, excluding these items, loss before income taxes was $3,861,000 for the first quarter of 2018 compared to $3,822,000 for the first quarter of 2017.

The Company’s effective income tax rate was 26.5% in the first quarter of 2018 compared with 41.5% in the first quarter of 2017, lower primarily from the impact of the Tax Cuts and Jobs Act.

Net loss for the first quarter of 2018 was $992,000 or $.03 per diluted share compared with a loss of $2,405,000 or $.07 per diluted share in the first quarter of 2017. Net loss, adjusted for the aforementioned items, was $2,976,000 or $.08 per diluted share for the first quarter of 2018 compared to $2,238,000 or $.06 per diluted share for the first quarter of 2017.

At March 31, 2018, the Company’s total indebtedness was $500,000 compared with $6,360,000 at March 31, 2017.

During the first quarter this year, the Company repurchased 92,479 shares of its common stock on the open market at an average price of $2.11 per share.

225 acres of our Nashville Speedway property are under option for a total purchase price of approximately $12.4 million. The Company continues to hold over 1,000 acres of prime commercial real estate.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Event-related	$226	$110

Expenses:
Operating and marketing	1,151	1,054
General and administrative	1,955	2,020
Depreciation	878	821
Costs to remove long-lived assets	—	286

	3,984	4,181

Gain on sale of land	2,512	—

Operating loss	(1,246)	(4,071)
Interest expense, net	(40)	(48)
Provision for contingent obligation	(67)	(41)
Other income	4	52

Loss before income taxes	(1,349)	(4,108)
Income tax benefit	357	1,703

Net loss	$(992)	$(2,405)

Net loss per common share:
Basic	$(0.03)	$(0.07)

Diluted	$(0.03)	$(0.07)

Weighted average shares outstanding:
Basic	36,234	36,306
Diluted	36,234	36,306

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP LOSS BEFORE INCOME TAXES

TO ADJUSTED LOSS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
GAAP loss before income taxes	$(1,349)	$(4,108)
Gain on sale of land (1)	(2,512)	—
Costs to remove long-lived assets (2)	—	286

Adjusted loss before income taxes	$(3,861)	$(3,822)

GAAP net loss	$(992)	$(2,405)
Gain on sale of land, net of income taxes (1)	(1,984)	—
Costs to remove long-lived assets, net of income taxes (2)	—	167

Adjusted net loss	$(2,976)	$(2,238)

GAAP net loss per common share - basic and diluted	$(0.03)	$(0.07)
Gain on sale of land, net of income taxes (1)	(0.05)	—
Costs to remove long-lived assets, net of income taxes (2)	—	—

Adjusted net loss per common share - basic and diluted (3)	$(0.08)	$(0.06)

(1)	During the first quarter of 2018, we closed on the sale of a parcel of land at our Nashville Superspeedway facility resulting in a gain on sale.
(2)	Costs to remove long-lived assets represents costs incurred to remove and dispose of certain grandstand seating at our Dover International Speedway facility.
(3)	The components of GAAP net loss per common share for the three months ended March 31, 2017 do not add to the adjusted net loss per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted loss before income taxes, adjusted net loss and adjusted net loss per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gain on sale of land and costs to remove long-lived assets. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to loss before income taxes, net loss or net loss per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	March 31,	December 31,
	2018	2017	2017
ASSETS
Current assets:
Cash	$352	$1	$1
Accounts receivable	1,935	1,438	476
Inventories	15	18	15
Prepaid expenses and other	1,290	1,515	1,119
Income taxes receivable	562	—	562
Assets held for sale	—	2,455	2,455

Total current assets	4,154	5,427	4,628
Property and equipment, net	50,261	52,326	51,000
Nashville Superspeedway facility	23,567	23,545	23,545
Other assets	1,086	1,052	1,107

Total assets	$79,068	$82,350	$80,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$166	$352	$61
Accrued liabilities	2,403	2,263	3,049
Payable to Dover Downs Gaming & Entertainment, Inc.	12	8	7
Income taxes payable	—	103	—
Contract liabilities	5,298	4,703	1,249

Total current liabilities	7,879	7,429	4,366
Revolving line of credit, net	500	6,360	3,240
Liability for pension benefits	2,263	3,992	2,819
Provision for contingent obligation	2,027	1,843	1,960
Deferred income taxes	8,326	11,223	8,673

Total liabilities	20,995	30,847	21,058

Stockholders’ equity:
Common stock	1,826	1,838	1,825
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,659	101,929	101,844
Accumulated deficit	(43,777)	(50,745)	(42,858)
Accumulated other comprehensive loss	(3,486)	(3,370)	(3,440)

Total stockholders’ equity	58,073	51,503	59,222

Total liabilities and stockholders’ equity	$79,068	$82,350	$80,280

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Net loss	$(992)	$(2,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	878	821
Amortization of credit facility fees	16	16
Stock-based compensation	105	186
Deferred income taxes	(357)	(1,703)
Provision for contingent obligation	67	41
Losses on equity investments	16	—
Gain on sale of land	(2,512)	—
Changes in assets and liabilities:
Accounts receivable	(1,459)	(1,019)
Inventories	—	(1)
Prepaid expenses and other	(180)	(460)
Income taxes receivable/payable	—	(115)
Accounts payable	105	(184)
Accrued liabilities	(646)	(595)
Payable to Dover Downs Gaming & Entertainment, Inc.	5	1
Contract liabilities	4,049	3,348
Liability for pension benefits	(519)	(109)

Net cash used in operating activities	(1,424)	(2,178)

Investing activities:
Capital expenditures	(139)	(235)
Proceeds from sale of land, net	4,945	—
Purchases of equity investments	(35)	(95)
Proceeds from sale of equity investments	33	93

Net cash provided by (used in) investing activities	4,804	(237)

Financing activities:
Borrowings from revolving line of credit	2,460	3,580
Repayments on revolving line of credit	(5,200)	(1,060)
Repurchase of common stock	(289)	(105)

Net cash (used in) provided by financing activities	(3,029)	2,415

Net change in cash	351	—
Cash, beginning of period	1	1

Cash, end of period	$352	$1